Exhibit 99.1

March 14, 2016

Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems Receives Full Notice to Proceed on Natural Gas-Fired Combined Cycle Power Plant

Rockville, Md.  -  Argan, Inc. (NYSE: AGX) announced today that on March 11, 2016,  its wholly owned subsidiary, Gemma Power Systems (GPS), received from NTE Carolinas LLC, an affiliate of NTE Energy (“NTE”), a full notice to proceed with engineering, procurement and construction activities for a 475 MW natural gas-fired combined cycle power plant to be located in Kings Mountain, North Carolina.  Construction on the facility will begin this year with completion scheduled in the second half of 2018.

The Kings Mountain Energy Center is one of two similar power projects awarded to GPS by NTE; the first project, also a 475 MW facility, is located in Middletown, Ohio and received a full notice to proceed in October 2015.

“We congratulate NTE Carolinas and the future utility customers of KMEC for achieving financial closing.   We’re pleased to be working with NTE on these two facilities and look forward to a long and successful relationship with them,” said William F. Griffin Jr., CEO of Gemma Power Systems.

Rainer Bosselmann, Chairman and CEO of Argan, Inc., stated, “We’re excited to expand our relationship with NTE and to continue our organizational growth with the construction of another large scale, state-of-the-art power facility.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of gas-fired and biomass-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns Southern Maryland Cable, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the Company’s ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027